Exhibit 5.1
HARNEYS
British Virgin Islands and Anguillan lawyers

Associated offices
London
Tel: +44 (0) 20 7440 8790
Fax: +44 (0) 20 7440 8791
Anguilla
Tel: +1264 498 5000
Fax: +1264 498 5001

1 February 2007
Harney Westwood & Riegels
Craigmuir Chambers
PO Box 71
Road Town, Tortola
British Virgin Islands
Tel: +1 284 494 2233
Fax: +1 284 494 3547
www.harneys.com
Your Ref
Our Ref 013009.0006

LJ International Inc.
Unit #12, 12/F, Block A
Focal Industrial Centre
21 Man Lok Street
Hung Horn, Kowloon
Hong Kong Special Administrative Region of the Peoples Republic of China
Dear Sirs
LJ International Inc. — BVI BC No. 216796/ Nasdaq Global Market: JADE (the “Company”)
1.	We are British Virgin Islands counsel to the Company, a British Virgin Islands Business Company and have been asked to advise in connection with the Company’s filing of a Registration Statement on Form F-3 (the “Registration Statement”) with the Securities and Exchange Commission (“SEC”) relating to the issuance by the Company of the following:
(a)	shares of US$0.01 par value in the Company’s common stock (the “Common Stock”) up to an aggregate offering price of US$100,000,000, or the equivalent thereof; and

(b)	warrants to purchase Common Stock (the “Warrants”).
2.	For the purpose of this opinion, we have examined the following:
(a)	an electronic copy of the draft Registration Statement;

(b)	(i)	a copy of the Memorandum and Articles of Association and Certificate of Incorporation of the Company obtained from the British Virgin Islands Registry of Corporate Affairs on 13 December, 2006;
(ii)	an original registered agents’ certificate dated 11 December, 2006 identifying the directors and shareholders of the Company, issued by Offshore Incorporations Limited, the Company’s registered agent (the “Registered Agent’s Certificate”);
Resident Partner: M. Gagie

(iii)	the public records of the Company on file and available for inspection at the Registry of Corporate Affairs, Road Town, Tortola, British Virgin Islands on 30 January 2007;

(iv)	the records of proceedings on file with, and available for inspection on 30 January 2007 at the High Court of Justice, British Virgin Islands; and

(v)	a copy of a Certificate of Good Standing dated 11 November, 2006 issued in respect of the Company by the Registry of Corporate Affairs, Road Town, Tortola, British Virgin Islands.
3.	For the purposes of this opinion we have assumed without further enquiry:
(a)	the accuracy, completeness and, in the case of copies, conformity with the original(s) of all corporate minutes, resolutions, documents and records which we have seen and the accuracy of any and all representations of fact expressed in or implied by the documents we have examined including without limitation, the Registered Agent’s Certificate;

(b)	the authenticity of all documents submitted to us as originals, the conformity with the originals thereof of all documents submitted to us as copies or drafts and the authenticity of such originals;

(c)	the genuineness of all signatures and seals;

(d)	that the information appearing in the Registered Agent’s Certificate remains in full force and effect;

(e)	that the necessary resolutions of the directors required under the Memorandum and Articles of Association of the Company authorising the issue of the Common Stock and the Warrants and the entry by the Company into the applicable purchase, underwriting or similar agreement for the Common Stock and/or the Warrants, as the case may be, have been, or will be passed;

(f)	that the Common Stock will be issued by the directors of the Company for an aggregate subscription price, which is not less than its aggregate par value;

(g)	that the certificates representing the shares of Common Stock have been duly executed and delivered in accordance with the applicable purchase, underwriting or similar agreement approved by the Board of Directors, or upon the exercise of Warrants to purchase Common Stock, and further that the holders of such certificates have been duly recorded and registered in the Register of Members of the Company, and in accordance with the Memorandum and Articles of Association of the Company; and

(h)	that the Warrants have been duly executed and delivered against payment therefore, pursuant to the applicable purchase, underwriting, warrant or similar agreement approved by the Board of Directors, and executed and delivered by the Company and a warrant agent, and the certificates for the Warrants have been duly executed and delivered by the Company and such warrant agent.

4.	Based on the foregoing, and subject to the qualifications expressed below, our opinion is that
(a)	The Company is a company duly registered with limited liability under the BVI Business Companies Act 2004 and validly existing in good standing under the laws of the British Virgin Islands. The Company is a separate legal entity and is subject to suit in its own name.

(b)	The Company has the capacity and power under its Memorandum and Articles of Association to issue the Common Stock and Warrants as described in the Registration Statement.

(c)	The Common Stock, when issued in accordance with the manner described in the Registration Statement will be validly issued, fully paid and non-assessable.

(d)	The Warrants, when issued in accordance with the manner described in the Registration Statement will be validly issued, fully paid and non-assessable, and will constitute legally binding obligations of the Company.
5.	This opinion is confined to and given on the basis of the laws of the British Virgin Islands as they are in force at the date of this opinion. We have made no investigation of, and express no opinion on, the laws of any other jurisdiction.

6.	We hereby consent to the reference made to our firm in the Registration Statement and to the filing of the opinion as an exhibit to the Registration Statement for information purposes only. This consent is not to be construed as an admission that we are a person whose consent is required to be filed with the Registration Statement under the provisions of the Securities Act.
Yours faithfully
HARNEY WESTWOOD & RIEGELS

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